Exhibit 99.1

Tyme’s Updated Long-Term Analysis Shows 29-Month Median Overall

Survival in Metastatic Cancer Patients that Achieved Stable Disease

- Stable disease patient group had failed a median of two prior lines of therapy and entered the trial with progressive metastatic disease -

- Analysis suggests traditional RECIST response criteria may not reflect SM-88’s therapeutic benefit -

-90% experienced clinical benefit by achieving complete response, partial response or stable disease -

- Two-year or greater median overall survival shown in multiple progressive metastatic cancer subgroups with high unmet need, including pancreatic, lung and breast -

NEW YORK – September 7, 2017 – Tyme Technologies, Inc. (Nasdaq: TYME), a biotechnology company using cellular metabolism and oxidative stress to develop cancer therapeutics, today announced long-term updated data analyses from its first-in-human clinical trial evaluating investigational drug candidate, SM-88, for the treatment of progressive metastatic cancer in 30 patients. The analysis showed a median overall survival of 29 months in the 19 patients who had achieved a stable disease response, as defined by RECIST 1.1 criteria.

“We believe that the duration of response for stable disease patients reinforces the underlying benefit of SM-88’s novel mechanism of action. If this therapy is causing tumor death without requiring tumor clearance, traditional CT scans may still show a residual mass even if it is metabolically inactive,” said Steve Hoffman, CEO of Tyme Technologies, Inc. “We were very encouraged by the overall survival for these advanced metastatic cancer patients, regardless of how the treatment response is labeled.”

This study enrolled 30 late-stage metastatic cancer patients across a range of cancer types that had progressed or relapsed with prior cancer treatment. Eight patients (27 percent) in the trial achieved a complete or partial tumor response with SM-88 monotherapy according to RECIST 1.1 evaluation criteria, and a further 19 patients (63 percent) achieved stable disease. These stable disease patients had a median overall survival of 29 months, with the average patient having received approximately five months of SM-88 monotherapy, despite failing two prior cancer therapies before entering the trial.

OVERALL SURVIVAL IN PATIENTS ACHIEVING STABLE DISEASE (N=19)

	Overall Survival (months)	Prior Treatments	Duration of SM-88 (months)
Median	29	2.0	3.9
Mean	30	2.3	5.4

Additional analyses included the survival of patients based on certain cancer types, independent of their response to treatment. In patients with breast, lung, and pancreatic cancer, the median overall survival of these subgroups was 35, 25, and 24 months, respectively.

“Considering these patients entered into the trial with progressive disease and an expected survival of three to six months, we are thrilled SM-88 was able to provide such a benefit to these patients without any drug-related adverse events observed,” said Steve Hoffmann. “We look forward to further evaluating the potential benefits of SM-88 in our planned Phase 2 pancreatic trial, and expanding treatment to a broader range of cancers over time.”

OVERALL SURVIVAL BY CANCER TYPE

	Breast Cancer	Lung Cancer	Pancreatic Cancer
Patients	14	5	3
Median (months)	35	25	24
Mean (months)	36	30	24

The median overall survival for the entire 30-patient trial increased to 27.5 months from a previous 25.7 months, following the update of several patients that survived beyond the prior assessment cut-off.

About Tyme

Tyme Inc. is a clinical-stage biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, our therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. Our lead clinical program, SM-88, is a first-in-class combination therapy in Phase II development for prostate cancer, and we are preparing to initiate an additional Phase II clinical trial for pancreatic cancer. For more information, visit our website: www.tymeinc.com.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidates (including SM-88), their clinical potential and non-toxic safety profiles, our drug development plans and strategies, our completed studies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such as “anticipates,” “believes,” “designed,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of Tyme’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties inherent in research and development, including the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data analysis, final results of additional clinical trials, or both, may be different from the preliminary data analysis and may not support further clinical development; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of Tyme’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 12, 2017 (available at www.sec.gov). The data set forth in these updated analyses are not necessarily predictive of future patient or clinical data outcomes.

The information contained in this press release is as of release date and Tyme assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

Contacts

ICR Healthcare

Media / Investors

James Heins / Stephanie Carrington

Tel: +1 203 682 8251

Tel: +1 646 277 1282

Email: James.Heins@icrinc.com

Email: Stephanie.Carrington@icrinc.com